                        PURCHASE AND ASSUMPTION AGREEMENT


          THIS AGREEMENT ("Agreement") is made and entered into this 2nd day of October 1997, by and among Axiohm IPB, Inc., a Delaware corporation ("IPB"), AX Acquisition Corporation ("AX"), a California corporation and a wholly-owned subsidiary of IPB, and DH Technology, Inc., a California corporation ("DH").

          WHEREAS, AX, DH and Axiohm S.A., a French corporation ("Axiohm") are parties to an Agreement and Plan of Merger dated as of July 14, 1997 (the "Merger Agreement");

          WHEREAS, pursuant to the Merger Agreement, AX conducted a tender offer (the "Tender Offer") pursuant to which it purchased 7,000,000 shares of the common stock, no par value, of DH (the "DH Common Stock");

          WHEREAS, in connection with the closing of the Tender Offer, IPB, AX and Axiohm entered into (i) a Cumulative Redeemable Exchangeable Preferred Stock Purchase Agreement, dated as of August 19, 1997, with the purchasers listed therein and LB I Group Inc. (such agreement, together with all agreements entered into in connection therewith, is hereinafter referred to collectively as the "Preferred Stock Agreement") pursuant to which, among other things, IPB issued to LB I Group Inc., as placement agent, 240 shares of IPB's Cumulative Redeemable Exchangeable Preferred Stock and (ii) a Credit Agreement, dated as of August 19, 1997, with Lehman Commercial Paper, Inc. and the lenders from time to time parties thereto (such agreement, together with all agreements entered into in connection therewith, is hereinafter referred to collectively as the "Credit Agreement") pursuant to which, among other things, AX borrowed $166.2 million;

          WHEREAS, simultaneously with the consummation of the transactions contemplated hereby, AX will consummate the Axiohm Exchange (as defined in the Merger Agreement), pursuant to which AX will transfer to the shareholders of Axiohm an aggregate of 5,518,524 shares of DH Common Stock and $12,197,900 in exchange for all of the outstanding shares of capital stock of Axiohm;

          WHEREAS, pursuant to the Merger Agreement, the parties hereto desire that DH purchase from IPB and IPB sell to DH all of the outstanding shares of the capital stock of AX (the "AX Shares") which are owned by IPB in exchange for the assumption by DH, on a joint and several basis with AX, of any and all obligations with respect to indebtedness incurred, or preferred stock issued, by AX or IPB in connection with the Tender Offer and the Axiohm Exchange, including such obligations arising pursuant to the Credit Agreement and the Preferred Stock Agreement;

          NOW, THEREFORE, in consideration of the premises, representations, warranties, covenants, agreements and promises herein contained, the parties agree as follows:

                     SECTION 1.  PURCHASE AND SALE AX SHARES

          At the Closing, IPB shall sell to DH, and DH shall purchase from IPB, the AX Shares in exchange for the assumption, in accordance with Section 2 hereof, by DH, on a joint and several basis with AX, of any and all obligations with respect to indebtedness incurred, or preferred stock issued, by AX or IPB in connection with the Tender Offer and the Axiohm Exchange, including such obligations arising pursuant to the Credit Agreement and the Preferred Stock Agreement (collectively, the "Assumed Obligations and Liabilities").

                      SECTION 2.  ASSUMPTION OF OBLIGATIONS

          DH hereby agrees to assume and become responsible for, as of the Closing Date, on a joint and several basis with AX, the Assumed Obligations and Liabilities and agrees to pay, perform or otherwise discharge the Assumed Obligations and Liabilities as and when due. DH hereby agrees to execute and deliver such further and additional instruments, agreements and other documents as may be necessary to evidence or carry out the provisions hereof.

                               SECTION 3.  CLOSING

          3.1. CLOSING. The sale of the AX Shares and the assumption of the Assumed Obligations and Liabilities contemplated by this Agreement (the "Closing") shall occur on October 2, 1997 or such other date and at such place as may be mutually agreed to by the parties hereto (the "Closing Date").

          3.2. DELIVERIES. At the Closing, IPB shall deliver or cause to be delivered to DH a certificate representing the AX Shares, together with an executed stock power and such other endorsements, instruments or documents as may be reasonably necessary or appropriate to carry out the transactions contemplated hereby. At the Closing, DH shall deliver such instruments, agreements and other documents as may be necessary to evidence or carry out the provisions hereof.

                SECTION 4.  REPRESENTATIONS AND WARRANTIES OF DH

          DH hereby represents and warrants to AX and IPB as of the date hereof and as of the Closing, as follows:

          4.1. ORGANIZATION, STANDING AND AUTHORITY. DH is a corporation which is duly organized, validly existing and in good standing under the laws of the State of California. DH has all requisite power and authority, without the consent of any other person, and has taken all necessary action by its board of directors and has received all necessary approvals from its shareholders to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

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          4.2.  VALIDITY.  This Agreement has been duly executed and delivered and constitutes the lawful, valid and binding obligation of DH, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by DH of this Agreement or the performance by DH of its obligations hereunder, other than any consents obtained prior to the time of execution and delivery.

          4.3. ACKNOWLEDGMENT REGARDING AX SHARES. DH acknowledges that (i) the AX Shares it is receiving hereunder have not been registered in the United States under the Securities Act of 1933, as amended (the "Securities Act"), or the securities laws of any country, state or regulatory body and are being offered and sold in reliance upon exemptions from the requisite requirements of the Securities Act and such laws and may not be transferred or resold without registration under such laws unless an exemption is available and (ii) it is acquiring the AX Shares for investment and not with a view to the resale or distribution thereof.

            SECTION 5.  REPRESENTATIONS AND WARRANTIES OF AX AND IPB

          AX and IPB each hereby represents and warrants to DH as of the date hereof and as of the Closing, as follows:

          5.1. ORGANIZATION, STANDING AND AUTHORITY. AX is a corporation which is duly organized, validly existing and in good standing under the laws of the State of California. IPB is a corporation which is duly organized, validly existing and in good standing under the laws of the State of Delaware. Each of AX and IPB has all requisite power and authority, without the consent of any other person, and has taken all necessary action by the board of directors and has received all necessary approvals from its sole shareholder to execute and deliver this Agreement and to carry out the transactions contemplated hereby.

          5.2. VALIDITY. This Agreement has been duly executed and delivered and constitutes the lawful, valid and legally binding obligation of each of AX and IPB, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization or other laws affecting the enforcement of creditors rights generally, or by general equitable principles. No approval, authorization, registration, consent, order or other action of or filing with any person, including any court, administrative agency or other government authority, is required for the execution and delivery by either AX or IPB of this Agreement or the performance by either AX or IPB of its obligations hereunder.

          5.3. THE AX SHARES. At the Closing, IPB will have good and indefeasible title to the AX Shares and the absolute right to sell, assign, transfer and deliver the same, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, voting agreements, transfer restriction agreements, indentures, security agreements or any other limitation, encumbrance or restriction of any kind, other than the pledge of the AX Shares in connection with the Assumed Obligations and Liabilities.

                              SECTION 6.  COVENANTS

          IPB hereby covenants and agrees not to, after the date hereof, sell, transfer, assign, pledge, hypothecate or otherwise dispose of any of the AX Shares or grant any rights with respect to the AX Shares, or enter into any agreement with respect thereto, except pursuant to the terms hereof, and except for the pledge of the AX Shares in connection with the Assumed Obligations and Liabilities.

                  SECTION 7. CONDITIONS TO OBLIGATIONS TO CLOSE

     The respective obligations of each party to effect the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Closing Date of the following conditions:

          7.1. No statute, rule, regulation, executive order, decree, ruling, injunction or other order (whether temporary, preliminary or permanent) shall have been enacted, entered, promulgated or enforced by any United States federal or state court or governmental authority, or any French national or provincial court or governmental authority, as the case may be, which prohibits, restrains, enjoins or restricts the consummation of the transactions contemplated hereby;

          7.2. Any waiting period applicable to the transactions contemplated hereby under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and French law, if applicable, shall have terminated or expired;

          7.3. AX shall own at least 6,500,000 shares of DH Common Stock, (whether purchased pursuant to the Tender Offer or otherwise acquired), LESS the number of shares transferred in the Axiohm Exchange; and

          7.4.  The Axiohm Exchange shall have been consummated.


                            SECTION 8.  TERMINATION

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          This Agreement shall terminate and shall be of no further force and effect if the Closing has not occurred on or before November 30, 1997.

                         SECTION 9.  GENERAL PROVISIONS

          9.1. SURVIVAL AND INDEMNIFICATION. All representations, warranties, covenants and agreements contained in this Agreement or in any agreement and document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto and to survive the date hereof. Each party shall indemnify and hold harmless the other from any and all loss, liability, cost, expense, claim or obligation arising from any breach of any representation and warranty or failure to fulfill any covenant or agreement hereunder.

          9.2. NOTICES. All notices or other communications required or permitted hereunder shall be in writing and shall be deemed given or delivered when delivered personally, when sent via facsimile or when sent by registered or certified mail addressed as follows:

          If to AX or IPB to:

          AX Acquisition Corporation or
          Axiohm IPB, Inc.
          BP 675-1 a rue D'Arceuil
          92542 Montrouge Cedex, FRANCE
          Facsimile:  11-33-1-49-65-94-13
          Attention:  Patrick Dupuy

          If to DH to:

          DH Technology, Inc.
          15070 Avenue of Science
          San Diego, CA 92128
          Facsimile:  (619) 451-0326
          Attention:  William H. Gibbs

or to such other address as such party may indicate by a notice delivered to the other party hereto.

          9.3. EXPENSES. Each party to this Agreement shall pay its own costs and expenses in connection with the transactions contemplated hereby.

          9.4. COUNTERPARTS. This Agreement may be executed in two or more counterparts each of which shall be deemed an original, but all of which together constitute one and the same instrument.

          9.5. ENTIRE TRANSACTION. This Agreement and the Merger Agreement contain the

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entire understanding among the parties with respect to the actions contemplated hereby and supersede all other agreements, understandings and undertakings among the parties on the subject matter hereof.

          9.6. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of California.

          9.7. AMENDMENTS. The parties hereto, by mutual agreement in writing, may amend, modify and supplement this Agreement. Any such amendment shall be validly and sufficiently authorized for purposes of this Agreement if it is evidenced by a writing signed by the parties hereto.

          9.8. INTERPRETATION. Titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part or to affect the meanings or interpretation of this Agreement. Whenever required by the context, singular numbers shall include the plural and plural numbers shall include the singular, and the gender of any pronoun shall include the other gender.

          9.9. PARTIES IN INTEREST. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and its successors and permitted assigns. Nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any rights, benefits or remedies of any nature whatsoever under or by reason of this Agreement.

                                  *     *     *

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          IN WITNESS WHEREOF, each of the parties hereto has executed or caused this Agreement to be executed all as of the date first written above.

                              AX ACQUISITION CORPORATION


                              By:  /s/ Patrick Dupuy
                                 -----------------------------------------------
                                   Patrick Dupuy, President


                              AXIOHM IPB, INC.


                              By:  /s/ Patrick Dupuy
                                 -----------------------------------------------
                                   Patrick Dupuy, President


                              DH TECHNOLOGY, INC.


                              By:  /s/ William H. Gibbs
                                 -----------------------------------------------
                                   William H. Gibbs, Chief Executive Officer

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